PRESS RELEASE	LIFE SCIENCES RESEARCH, INC.
(NYSE Arca: LSR)
PO Box 2360
Mettlers Road
East Millstone, NJ 08875-2360

For Further Information:
Richard Michaelson
Phone: US (732) 649-9961
e-mail: LifeSciencesResearch@LSRinc.net

March 4, 2009

LIFE SCIENCES RESEARCH RECEIVES  PROPOSAL FROM
ANDREW BAKER TO ACQUIRE LSR

East Millstone, New Jersey, March 4, 2009 – Life Sciences Research, Inc. (NYSE Arca: LSR) today announced that Andrew Baker, Chairman and CEO of LSR, has made a non-binding proposal to acquire all of the outstanding shares of LSR for a price of $7.50 per share pursuant to a letter dated March 3, 2009.  LSR’s common stock closed at $4.79 per share on March 3, 2009.

The proposal letter indicates that the proposal is conditioned upon satisfactory completion of due diligence, negotiation of definitive transaction documents, receipt of the requisite financing commitments and receipt of necessary board approval.  Mr. Baker indicates in the letter that he has commenced exploring potential financing sources and that while he is confident that he will be able to secure the requisite financing for the proposal, there can be no assurance of success.

The Board of Directors of LSR has established a special committee of independent directors to act on behalf of LSR with respect to consideration of the proposal and other strategic alternatives.  The special committee has the authority to engage its own legal, financial and other advisors.

The process of considering the proposal is only in its beginning stages and consequently no decisions have been made by the special committee of the Board in respect of LSR’s response, if any, to the proposal.  Shareholders are not being asked to take any action with respect to the proposal.  There can be no assurance that the proposed transaction or any other transaction will be approved or completed.

About Life Sciences Research
Life Sciences Research, Inc. is a global contract research organization providing product development services to the pharmaceutical, agrochemical and biotechnology industries.  LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment.  The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR's clients' products.  The Company's services are designed to meet the regulatory requirements of governments around the world.  LSR operates research facilities in the United States (the Princeton Research Center, New Jersey) and the United Kingdom (Huntingdon and Eye, England).

Forward Looking Statements
This announcement contains statements that may be forward-looking as defined by the Private Securities Litigation Reform Act of 1995.  These statements are based largely on LSR’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR’s control, as more fully described in the Company’s SEC filings, including its Form 10-K for the fiscal year ended December 31, 2007, as filed with the US Securities and Exchange Commission.

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